FENIMORE ASSET MANAGEMENT TRUST

SHAREHOLDER ADMINISTRATIVE SERVICES PLAN

FOR INVESTOR SHARES

WHEREAS, Fenimore Asset Management Trust (the “Trust”) is registered as an open-end investment company under the Investment Company Act of 1940, as amended (the “Act”); and

WHEREAS, the Trust desires to adopt a Shareholder Administrative Services Plan (the “Plan”) on behalf of the Investor Shares of each its separate investment series listed in Appendix A as it may be amended from time to time (each, a “Fund” and, collectively, the “Funds”) in order to provide for the payment and/or reimbursement of certain types of non-distribution, shareholder-related administrative services provided to Investor Class shareholders of the Funds; and

WHEREAS, Fenimore Asset Management, Inc. (the “Company”) serves as investment adviser to the Trust and arranges for various third party service organizations, including affiliates of the Company, to provide shareholder administrative services to Investor Class shareholders of the Funds;

NOW THEREFORE, each Fund hereby adopts this Plan on behalf of the Investor Shares of each of the Funds listed on Appendix A on the following terms and conditions:

1.               The Investor Shares of each Fund listed on Appendix A will pay the Company, as set forth in paragraph 3, for providing, or for arranging for the provision of, non-distribution, shareholder-related administrative services provided by the Company, its affiliates or by third party intermediaries, including securities broker-dealers, banks, trust companies, insurance companies, financial advisers and other financial industry professionals (“Service Organizations”) on behalf of Investor Class shareholders of the Funds (“Clients”), provided that such shareholder administrative services are not duplicative of the servicing otherwise provided on behalf of each of the Funds.

2.               Such services may include, but are not limited to, assisting the Funds in providing or arranging for the provision of: (i) sub-transfer agency services to Investor Class shareholders of each of the Funds and assisting in establishing and maintaining shareholder accounts and records for Investor Class shareholders; (ii) aggregating and processing purchase and redemption orders for Investor Class shareholders; (iii) providing Investor Class shareholders with statements showing their positions in the Funds; (iv) processing dividend payments for Investor Class shareholders; (v) providing or arranging for the provision of sub-accounting services in connection with Investor Shares of the Funds; (vi) forwarding shareholder communications, such as proxies, shareholder reports, dividend and tax notices, and updating prospectuses to Investor Class shareholders of the Funds; (vii) receiving, tabulating and transmitting proxies executed by beneficial owners of Investor Shares of the Funds; (viii) answering inquiries from Investor Class shareholders of a general nature regarding the Funds; (ix) assisting Investor Class shareholders in changing account options, account designations, and account addresses; (x) crediting distributions from the Funds to Investor Class shareholder accounts; and (xi) providing such other non-distribution related shareholder administrative services as may be reasonably requested and which are deemed necessary and beneficial to Investor Class shareholders of the Funds.

3.               Investor Shares of the Funds listed on Appendix A shall pay or reimburse the Company, for the services provided, in accordance with the terms set forth on Appendix B, including reimbursement for the fees and expenses of any third party sub-transfer agent retained by the Company. Each Fund may make such payments monthly, and payments to the Company may exceed the amount expended by the Company during the month or the year to date. The payments shall be calculated monthly. In the event that payments to the Company during a fiscal year exceed the amounts expended (or accrued, in the case of payments to Service Organizations) during a fiscal year, the Company will promptly refund to the Funds any such excess amount. Payments to the Company may be discontinued, or the rate amended, at any time by the Board of Trustees of the Funds, in its sole discretion. The Company may make final and binding decisions as to all matters relating to payments to Service Organizations, including but not limited to (i) the identity of Service Organizations; and (ii) what shares, if any, are to be attributed to a particular Service Organization, to a different Service Organization or to no Service Organization.

4.               While this Plan is in effect, the Company shall report in writing at least quarterly to the Board of Trustees, and the Board shall review, the amounts expended under this Plan and the purposes for which such expenditures were made.

5.               This Plan shall be effective with respect to Investor Shares of each of the Funds (and each Fund added to Appendix A from time to time): (i) on the date upon which it is approved for Investor Shares by vote of the Board of Trustees of the Funds, including a majority of the Trustees who are not “interested persons” (as defined in the Act) of the Funds and who have no direct or indirect financial interest in the operation of this Plan (the “Independent Trustees”), cast in person at a meeting called for the purpose of voting on the approval of the Plan for Investor Shares; or (ii) on the date the Investor Shares of a Fund commence operations, if such date is later.

6.               This Plan shall, unless terminated as hereinafter provided, continue in effect for one year from the date hereof, and from year to year thereafter only so long as such continuance is specifically approved at least annually with respect to Investor Shares of a Fund, by the Board of Trustees including the Independent Trustees cast in person at a meeting called for the purpose of voting on such continuance. This Plan may be terminated or amended, with respect to Investor Shares of a Fund, at any time by a vote of a majority of the Independent Trustees.

Effective as of January 1, 2016

FENIMORE ASSET MANAGEMENT TRUST

Appendix A

Funds

FAM Value Fund

FAM Equity-Income Fund

FAM Small Cap Fund

FENIMORE ASSET MANAGEMENT TRUST

Appendix B

Fees

Fund:	Maximum Shareholder Administrative Services Fee - Investor Shares*
FAM Value Fund	0.25%
FAM Equity-Income Fund	0.25%
FAM Small Cap Fund	0.25%

* Measured as a percentage of the average daily net assets of the Investor Shares of each respective Fund.